Exhibit 3.43

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF FORMATION OF “CSE MARIANNA HOLDINGS LLC” FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF DECEMBER, A. D. 2008, AT 6:39 O’CLOCK P.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4637842 8100V	AUTHENTICATION:	7051328

081226879	DATE:	12-29-08
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 07: 01 PM 12/23/2008
FILED 06:39 PM 12/23/2008
SRV 081226879 - 4637842 FILE

CERTIFICATE OF FORMATION
OF
CSE MARIANNA HOLDINGS LLC

          This Certificate of Formation of CSE Marianna Holdings LLC (the “LLC”), dated as of December 23, 2008, has been duly executed and is being filed by Carolyn Silva-Quagliato, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

          FIRST. The name of the limited liability company formed hereby is CSE Marianna Holdings LLC (the “LLC”).

          SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          THIRD. The name and address of the registered agent for service of process on the LLC ins the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

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          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of December, 2008.

By:	/s/ Carolyn Silva-Quagliato
Name:	Carolyn Silva-Quagliato
Title:	Authorized Person